Contact:          Karen Randall
                  (864) 597-8440

                  Larry Gosnell
                  (864) 597-8658

                                                           FOR IMMEDIATE RELEASE


                      ADVANTICA ANNOUNCES SALE OF HARDEE'S
                          SUBSIDIARY TO FRANCHISOR CKE

             -Advantica to Use Sale Proceeds to Further Reduce Debt
                        and Invest in Company's Future-

         SPARTANBURG,  S.C., Jan. 15, 1998 -- Advantica  Restaurant  Group, Inc.
(NASDAQ:DINE) announced today it has signed a letter of intent to sell its 557-unit Hardee's franchise subsidiary to CKE Restaurants, Inc., the franchisor of the Hardee's Food Systems, Inc., for approximately $415 million, which includes the assumption of approximately $46 million of debt. The transaction is expected to be completed by the end of the first quarter.

         "The divestiture of our Hardee's restaurants at an attractive price is an outstanding opportunity for Advantica," said James B. Adamson, chairman of Advantica. "With the proceeds of this sale targeted for debt reduction and future investments, this transaction provides us the opportunity to significantly de-leverage our company."

         The company will apply approximately $175 million from the proceeds of the sale for debt reduction, and CKE will assume an additional $46 million of debt obligations. After transaction expenses and other costs, the remaining cash proceeds of approximately $170 million will be

                                     -more-



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reinvested in existing restaurant businesses and possible future acquisitions of other restaurant brands in the family or casual dining segment.

         "As a franchisee of Hardee's, we did not have control over key aspects of brand management such as advertising and product development," Adamson said. "The sale of our Hardee's restaurants is a strategic move to own and manage all of our restaurant brands."

         Advantica also owns the Carrows, Coco's, Denny's, El Pollo Loco and Quincy's Family Steakhouse restaurant brands. Hardee's is Advantica's only brand where the company is a franchisee.

         As part of the agreement, CKE will offer employment to Hardee's restaurant and regional field employees of Advantica. The restaurants are located in 10 Southeastern states.

         "With CKE's focus on quick-service restaurants and its commitment to the Hardee's brand, this is a win-win for both companies, Hardee's employees and the customers they serve," Adamson said.

          At closing, Advantica will withdraw its arbitration claim filed in March 1997 against Hardee's Food Systems for failure to properly manage the brand.

         Advantica is the largest franchisee of Hardee's. The company's 1996 Hardee's revenues were $603 million. Revenues for the first three quarters of 1997 for Advantica's Hardee's operations were $417 million.

         Advantica, formerly Flagstar Companies, Inc., is one of the nation's largest restaurant companies with nearly 3,300 moderately-priced restaurants and annual revenues of approximately $2.6 billion.

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